EXHIBIT 2

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement dated as of February 20, 2007 (this “Agreement”) is among each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”) and Shire plc, a public limited company incorporated under the laws of England and Wales (“Parent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement of Merger dated as of the date of this Agreement (including the related Plan of Merger, together with any amendments or supplements thereto, the “Merger Agreement”) among Parent, Shuttle Corporation, a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and New River Pharmaceuticals Inc., a Virginia corporation (the “Company”).

Each Shareholder beneficially owns the shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), set forth opposite his or its name on Schedule A (all such shares set forth on Schedule A opposite such Shareholder’s name, such Shareholder’s “Schedule A Shares”).

Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, which provides for, among other things, the making of a tender offer by Merger Sub for all of the outstanding shares of the Company Common Stock and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein.

As a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Shareholder enter into this Agreement.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

Section 1. Certain Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

“beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

“Shares” means, with respect to any Shareholder, (i) such Shareholder's Schedule A Shares and (ii) all shares of Company Common Stock of which such Shareholder acquires beneficial ownership during the Agreement Period.

“Principal Shareholder” means Randal J. Kirk.

Section 2. Agreement to Tender. Each Shareholder hereby agrees to validly tender or cause to be tendered in the Offer all of such Shareholder’s Shares (excluding for purposes of this Section 2 any Shares that are the subject of unexercised Options or SARs) pursuant to and in accordance with the terms of the Offer as promptly as practicable (but no later than the close of business on the 17th business day) after commencement of the Offer. In furtherance of the foregoing, each Shareholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Shares or an “agent's message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Shares and (C) all other documents or instruments, to the extent applicable, required to be delivered by other shareholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Shares to tender such Shares pursuant to and in accordance with the terms of the Offer. Each Shareholder agrees that once its Shares are tendered, such Shareholder will not withdraw or cause to be withdrawn any of such Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 13(d). Upon the end of the Agreement Period, Parent shall cause the Depositary to immediately return to each Shareholder all certificates representing such Shareholder's Shares which had been previously delivered to the Depositary pursuant to this Section 2 or, with regard to uncertificated Shares, to take such other appropriate action to immediately evidence and effect the return of such Shares to each Shareholder in book-entry form or otherwise.

Section 3. Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and holding of Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4. Voting Agreement. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time, (y) the agreement of the parties hereto to terminate this Agreement, and (z) the termination of the Merger Agreement in accordance with its terms (the “Agreement Period”), each Shareholder hereby irrevocably and unconditionally agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Shareholders Meeting”), or in connection with any written consent of the holders of Company Common Stock, each Shareholder shall:

(a)    be present, in person or represented by proxy, or otherwise cause such Shareholder’s Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Shares may be counted for quorum purposes under applicable Law);

(b)    vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all such Shareholder’s Shares, in each case, to the fullest extent that such Shares are entitled to be voted at the time of any vote or action by written consent:

2

(i)    in favor of the Section 1 approval and adoption of the Merger Agreement, the Merger and each of the other actions contemplated by the Merger Agreement; and (A) without limitation of the preceding clause (A), approval of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for approval and adoption of the Merger Agreement on the date on which the Company Shareholders Meeting is held; and

(ii)    against Section 2 any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, Section 3 any Takeover Proposal and any action in furtherance thereof, Section 4 any reorganization, recapitalization or winding-up of the Company or any other extraordinary transaction involving the Company, or Section 5 any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Shareholder under this Agreement.

Section 5. Irrevocable Proxy. Each Shareholder, revoking (or causing to be revoked) any proxies that he or it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to: (a) attend any and all Company Shareholder Meetings; (b) vote, express consent or dissent or issue instructions to the record holder to vote such Shareholder’s Shares in accordance with the provisions of Section 4(b) at any such meeting; and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 4, all written consents with respect to the Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Shareholder) until the end of the Agreement Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 13(d). Each Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Shareholder under Section 4 hereof. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable, subject, however, to automatic termination upon the termination of this Agreement pursuant to Section 13(d). Parent covenants and agrees with each Shareholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 4 hereof.

Section 6. Representations and Warranties of Each Shareholder. Each Shareholder (other than Principal Shareholder), severally but not jointly as to any other Shareholder (including Principal Shareholder), and Principal Shareholder, jointly and severally with each other Shareholder, represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the date of each Company Shareholders Meeting and the Acceptance Date):

(a)    Organization. Such Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

3

(b)    Authorization. If such Shareholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Shareholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery by each Shareholder of this Agreement and the consummation by each Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)    No Violation.

(i)    The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of such Shareholder's obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any of the properties or assets of such Shareholder (including such Shareholder’s Shares) pursuant to: (i) if such Shareholder is not an individual, any provision of its articles of incorporation, bylaws or similar organizational documents; or (ii) any Contract to which such Shareholder is a party or by which any of his or its properties or assets is bound or any order or Law applicable to such Shareholder or his or its properties or assets.

(ii)    No consent, approval, order, authorization or Permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of such Shareholder's obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

4

(d)    Ownership of Shares. As of the date hereof, each Shareholder is, and (except with respect to any Schedule A Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period will be, a beneficial owner of such Shareholder’s Schedule A Shares. As of the date hereof, the Schedule A Shares together constitute all of the shares of Company Common Stock beneficially owned by the Shareholders. Each Shareholder has, and (except with respect to any Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period will have, with respect to such Shareholder’s Shares, either (i) the sole power, directly or indirectly, to vote or dispose of such Shares or (ii) the shared power, directly or indirectly, to vote or dispose of such Shares together with (but only with) one or more other Shareholders, and as such, has, and (except with respect to any Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period will have, the complete and exclusive power, individually or together with one or more other Shareholders, to, directly or indirectly, (x) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4, (y) agree to all matters set forth in this Agreement and (z) demand and waive appraisal or dissent rights. Principal Shareholder has, and (except with respect to any Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period will have, with respect to Principal Shareholder’s Shares, the exclusive power to control, directly or indirectly, any Shareholder that has shared voting and dispositive power over such Shares with Principal Shareholder. As of the date hereof, with respect to each Shareholder, except as set forth opposite such Shareholder’s name on Schedule A, such Shareholder’s Schedule A Shares are issued and outstanding and entitled to be voted at the Company Shareholder Meeting and such Shareholder does not beneficially own any warrants, options or other rights to acquire any shares of Company Common Stock. Each Shareholder’s Schedule A Shares and all other Shares of Company Common Stock of which such Shareholder acquires beneficial ownership during the Agreement Period, shall at all times be free and clear of Liens, proxies, powers of attorney, voting trusts, options, rights of first offer or refusal or agreements (other than any Liens or proxy created by this Agreement). Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to Transfer, or cause to be Transferred, any of such Shareholder’s Shares. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Shares.

(e)    Absence of Litigation. With respect to any Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against or affecting, such Shareholder or any of its or his properties or assets (including such Shareholder’s Shares) that could reasonably be expected to impair the ability of such Shareholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)    Opportunity to Review; Reliance. Each Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(g)    Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in his capacity as such.

5

Section 7. No Proxies for or Encumbrances on Covered Shares.

(a)    Except pursuant to the terms of this Agreement or as agreed in writing by Parent, during the Agreement Period, no Shareholder shall (nor permit any Person under such Shareholder’s control to), without the prior written consent of Parent, directly or indirectly, Section 6 grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust, Section 7 sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”), Section 8 otherwise permit any Liens to be created on, or Section 9 enter into any Contract (including any derivative, hedging or other agreement), option or other arrangement (including any profits sharing arrangement) or understanding with respect to the direct or indirect Transfer of, any Shares. No Shareholder shall, and shall not permit any Person under such Shareholder’s control or any of its or their respective Representatives to, seek or solicit any such Transfer or any such Contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Principal Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the foregoing, no Shareholder shall, and shall not permit any Person under such Shareholder’s control or any of its or their respective Representatives to, take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated by the Merger Agreement. Without limiting the foregoing, each Shareholder also agrees not to engage in any transaction with respect to any of such Shareholder’s Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

(b)    Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its or his Shares to a Permitted Transferee of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to Parent, Section 10 to accept such Shares subject to the terms and conditions of this Agreement and Section 11 to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that notwithstanding such Transfer, Principal Shareholder shall continue to be liable for any breach by the transferee or other recipient of such Transferred Shares of this Agreement with respect to such Transferred Shares. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any charitable organization described in Section 170(c) of the Code, (D) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B), (C) or (D), (E) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (F) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(c)    No Shareholder shall request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Shares, unless such Transfer is made in compliance with this Agreement. Each Shareholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

Section 8. Street Name Shares. With respect to the 523,650 Schedule A Shares beneficially owned by Randal J. Kirk (2000) Limited Partnership which are held of record by Charles Schwab & Co., Inc. (the “Broker”), Randal J. Kirk (2000) Limited Partnership shall, by no later than March 1, 2007, deliver a letter to the Broker that informs the Broker of such Shareholder's obligations under this Agreement and that informs the Broker that the Broker may not act in disregard of such obligations without the prior written consent of Parent.

Section 9. Waiver of Appraisal Rights. Each Shareholder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Shareholder’s Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under Article 15 of the VSCA.

6

Section 10. Notices of Certain Events. Each Shareholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Shareholder set forth in Section 6.

Section 11. Further Assurances. Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 12. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the terms “Schedule A Shares” and “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

Section 13. Miscellaneous.

(a)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent:

Shire plc
Hampshire International Business Park
Chineham, Basingstoke
Hampshire, England, RG24 8EP
Attention: Tatjana May, General Counsel
Facsimile: +44 (0) 12 5689 4710

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John J. McCarthy, Jr.
Facsimile No.: (212) 450-3800

7

If to a Shareholder, to his, her or its address set forth on a signature page hereto, with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Morris J. Kramer, Esq.
Facsimile: (212) 735-2000

and to:

Troutman Sanders, LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention: David I. Meyers, Esq.
Facsimile: (804) 698-5176

(b)    Entire Agreement; No Third Party Beneficiaries; Amendment.

(i)    This Agreement constitutes the entire agreement, and supersedes all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

(ii)    This Agreement shall not confer any rights or remedies upon any Person or entity other than the parties hereto and their respective permitted successors and permitted assigns.

(iii)    This Agreement may only be amended by a written instrument executed and delivered by Parent and the Shareholder who or which is to be party to and bound by such amendment.

(c)    Assignment; Binding Effect. Subject to Section 7(b), neither any Shareholder, on the one hand, nor Parent, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of Parent or such Shareholder, as applicable, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent may assign its rights hereunder to a direct or indirect wholly owned Subsidiary of Parent, it being understood and agreed that any such assignment shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(d)    Termination. This Agreement shall automatically terminate and become void and of no further force or effect at the end of the Agreement Period; provided, however, that no such termination shall relieve or release any Shareholder or Parent from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination.

(e)    Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(i)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that the VSCA is applicable to this Agreement.

8

(ii)    Each party agrees that any dispute or disagreement between or among any of the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety solely in the United States District Court for the Eastern District of Virginia and any reviewing appellate court thereof. If the United States District Court for the Eastern District of Virginia, or any reviewing appellate court thereof, finds that it does not have jurisdiction over the dispute or disagreement, then and only then can the parties proceed in state court and the parties hereby agree that any such dispute will only be brought in state court in Richmond, Virginia. Each party consents to personal and subject matter jurisdiction and venue in such Virginia federal or state courts (as the case may be) and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or for any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13(a) shall be deemed effective service of process on such party.

(iii)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.

(g)    Specific Performance. Parent and each Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and each Shareholder shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 13(e)(ii), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(h)    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense.

(i)    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

(j)    Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)    Interpretation. Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In this Agreement, the Shareholder of any Company Common Stock held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

9

(l)    No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(m)    Obligations. The obligations of each Shareholder (other than Principal Shareholder) under this Agreement are several and not joint, and no Shareholder (other than Principal Shareholder) shall have any liability or obligation under this Agreement for any breach hereunder by any other Shareholder (including Principal Shareholder). The obligations of Principal Shareholder under this Agreement are joint and several with each other Shareholder, and Principal Shareholder shall be liable under this Agreement for any breach hereunder by any other Shareholder.

(n)    No Limitation on Actions as Director. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or shall be construed to, prohibit a Shareholder, or any officer or Affiliate of a Shareholder who is a director of the Company, from taking any action in his or her capacity as a member of the Company’s Board of Directors or from exercising his or her fiduciary duties as a member of the Company’s Board of Directors.

Section 14. Representations and Warranties of Parent. Parent represents and warrants to each Shareholder, as of the date hereof and as of the date of each Company Shareholders Meeting and the Acceptance Date, that it has full corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Shareholder Approvals, to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

[The next page is the signature page]

10

The parties hereto have executed this Tender and Support Agreement as of the date first written above.

SHIRE PLC

By:	/s/ Angus Russell

Name:	Angus Russell

Title:	Director

[Shareholder Signatures Begin on the Next Page]

/s/ Randal J. Kirk
RANDAL J. KIRK

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

12

KIRKFIELD, L.L.C.

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	Manager, Third Security, LLC, which is the Manager of Kirkfield, L.L.C.

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

NEW RIVER MANAGEMENT II, LP

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	Manager, Third Security, LLC, which is the Manager of Third Security Capital Partners, LLC, which is the General Partner of New River Management II, LP

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

NEW RIVER MANAGEMENT III, LP

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	Manager, Third Security, LLC, which is the Manager of Third Security Capital Partners III, LLC, which is the General Partner of New River Management III, LP

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

RJK, L.L.C.

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	Manager, Third Security, LLC, which is the Manager of RJK, L.L.C.

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

THIRD SECURITY STAFF 2001 LLC

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	Manager

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

RANDAL J. KIRK (2000) LIMITED PARTNERSHIP

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	President, Lotus Capital (2000) Company Inc., the Corporate General Partner of Randal J. Kirk (2000) Limited Partnership

Address:

Dept.391 2644 Capitol Trl., Ste. 300 Newark, DE 19711
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

TRUST UNDER R.J. KIRK DECLARATION OF TRUST, DATED MARCH 29, 2000, BETWEEN RANDAL J. KIRK, AS SETTLOR, AND RANDAL J. KIRK, AS TRUSTEE

By:	/s/ Randal J. Kirk	, as trustee

Name:	Randal J. Kirk

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

LOTUS CAPITAL (2000) COMPANY INC.

By:	/s/ Randal J. Kirk

Name:	Randal J. Kirk

Title:	President

Address:

Dept.391 2644 Capitol Trl., Ste. 300 Newark, DE 19711
Facsimile: (540) 633-7939

[Tender and Support Agreement -- Shareholder Signature Page]

SCHEDULE A

Name	Number of Shares
RANDAL J. KIRK	2,278,668
KIRKFIELD, L.L.C.	1,182,665
RJK, L.L.C.	5,764,637
RANDAL J. KIRK (2000) LIMITED PARTNERSHIP	523,650
TRUST UNDER R.J. KIRK DECLARATION OF TRUST, DATED MARCH 29, 2000, BETWEEN RANDAL J. KIRK, AS SETTLOR, AND RANDAL J. KIRK, AS TRUSTEE	1,498,144
NEW RIVER MANAGEMENT II, LP	4,415,278
NEW RIVER MANAGEMENT III, LP	1,466,218
THIRD SECURITY STAFF 2001 LLC	1,471,806
LOTUS CAPITAL (2000) COMPANY, INC.	9,350
TOTAL	18,610,416

A-1